Exhibit 10.AJ

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of May 1, 2013 (the “Effective Date”), by and between A.P. PHARMA, INC. (the “Company”), and ROBERT ROSEN (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.

1.1 Title. The Executive shall initially have the title of President of the Company and shall serve in such other capacity or capacities as the Company may from time to time prescribe and to which the Executive agrees. The Executive shall initially report to the Board of Directors of the Company (the “Board”).

1.2 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President, consistent with the Bylaws of the Company and as required by the Board.

1.3 Directorship. The Executive shall continue to serve as a member of the Board, subject to reelection by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation, as amended and Bylaws; provided, however, that the Executive shall tender his resignation as a member of the Board concurrent with his termination of service as President, which resignation shall be conditional and subject to majority acceptance by the disinterested members of the Board. The Executive shall devote such time to the business of the Company as is necessary for the fulfillment of the Executive’s duties as a member of the Board. The Executive shall not be paid a fee for serving as a member of the Board. The Company shall reimburse the Executive for reasonable expenses incurred in connection with his service as a member of the Board.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established by the Company and the Board. The Executive acknowledges that he has read the Company’s employee handbook and other governing policies, which will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s employee handbook, this Agreement shall control.

1.5 Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, it is expected that the Executive will primarily work at the Company’s offices in Connecticut and work as necessary the Company’s offices in Redwood City, California; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business. The Company shall pay for all travel expenses in connection with Executive’s duties.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement. Notwithstanding the foregoing, the may provide occasional consulting, including but not limited to Scotia Nordic LLC.

2.2 Covenant Not to Compete. Except with the prior written consent of the Board, which shall not be unreasonably withheld, and except the provisions included in Section 2.1 above, the Executive will not, during his employment by the Company, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Agreement Not to Participate in Company’s Competitors. During the term of this agreement, and except the provisions included in Section 2.1 above, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3. COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay the Executive a base salary of at least $525,000 per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Performance Bonus. In addition to the Executive’s base salary, the Executive shall be eligible for a performance bonus based upon the Executive’s and the Company’s achievement of specified objectives established by the Board during the first quarter of each year after consultation with the Executive, as evaluated by the Board in its discretion. The target bonus for full achievement of all objectives shall be 55% of the Executive’s Base Salary.

3.3 Equity Incentives.

(a) As of the Effective Date, Executive will be granted an option to purchase up to 22,500,000 shares of the Company’s common stock (the “Option”). Subject to the Executive continuing to serve as an officer of the Company (except as set forth below), vesting of the Option will be as follows: (i) 11,2500,000 shares (the “Time-Based Shares”) vesting over a four-year period, with 2,812,500 shares vesting on the first anniversary of the date of grant, and then 234,375 shares vesting monthly thereafter over the next three years; (ii) 3,750,000 shares vesting upon receipt by the Company of FDA approval for its investigational new drug APF530 or any other drug product utilizing the Company’s Biochronomer technology (either being a “Qualified Drug”), (iii) 3,750,000 shares as of the end of the first quarter in which the Company achieves Qualified Drug net sales of at least $10 million, and (iv) 3,750,000 as of the end of the quarter in which the Company achieves total Qualified Drug net sales of at least $100 million in any consecutive four-quarter period (the shares subject to vesting in each of above clauses (ii), (iii) and (iv) being the “Performance-Based Shares”). If any vesting condition for the Performance-Based Shares is met within 60 days following Executive’s termination of service either by the Company without Cause or by the Executive for Good Reason, then the vesting condition will be deemed satisfied with respect to that condition (such circumstance being a “Post-Termination Vesting Event”). The Option will have a ten-year term and will be treated as an incentive stock option to the maximum extent possible under applicable regulations, with the remainder being non-statutory stock options. The portion of the Option that is vested as of the date of termination of the Executive’s service with the Company shall remain exercisable for a period of 90 days following termination. Any portion of the Option that vests as a result of a Post-Termination Vesting Event shall remain exercisable for a period of 90 days following the occurrence of such event.

(b) With respect to all stock options previously granted to Executive by the Company, which options are listed on Schedule A attached hereto (the “Prior Options”), the Company and Executive hereby agree that the Prior Options shall be vested with respect to that number of shares reflected under the “Options Considered Vested” column of Schedule A, with the remainder of the Prior Options to be forfeited as of the Effective Date.

3.4 Changes to Compensation. The Executive’s compensation will be reviewed on a regular basis by the Company and may be changed from time to time as deemed appropriate. For clarity, the provisions of this Section 3.4 are not meant to supersede the right of the Executive to terminate for Good Reason in the event of a material reduction of Executive’s Base Salary as provided in Section 4.5.3.

3.5 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4. TERMINATION.

4.1 Termination by the Company. The Executive’s employment by the Company shall be at will. The Executive’s employment with the Company may be terminated by the Company at any time and for any reason or no reason, with or without “Cause” (as defined below), subject to the provisions of this Section 4.

4.2 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.3 Termination by the Executive. The Executive’s employment by the Company shall be at will. The Executive shall have the right to resign or terminate the Executive’s employment at any time and for any reason, or no reason, with or without “Good Reason” (as defined below), subject to the provisions of this Section 4.

4.4 Compensation Upon Termination.

4.4.1 With Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder for other than Good Reason, the Company shall pay the Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

4.4.2 Without Cause or With Good Reason. If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall receive the payments specified in Section 4.4.1, and, in addition, within ten days of the Executive’s delivery to the Company of a fully effective Release and Waiver in the form attached hereto as Exhibit A, within the applicable time period set forth therein, but in no event later than 45 days following termination of the Executive’s employment, the Executive shall receive the following: (i) a lump sum payment equal to the sum of the Executive’s annual base salary then in effect and the Executive’s target performance bonus then in effect, less required deductions and withholdings; (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had the Executive continued employment with the Company for a period of 12 months after termination (for the avoidance of doubt, which shall include partial accelerated vesting of the Time-Based Shares, but not the Performance-Based Shares); and (iii) reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to Executive immediately prior to termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law for a period of up to 24 months from the date of termination.

4.4.3 Change in Control. If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason within three months before or within 12 months following a Change in Control, the Executive shall receive the payments specified in Section 4.4.1, and, in addition, within ten days of the Executive’s delivery to the Company of a fully effective Release and Waiver in the form attached hereto as Exhibit A, within the applicable time period set forth therein, but in no event later than 45 days following termination of the Executive’s employment, the Executive shall receive the following: (i) a lump sum payment equal to 150% of the Executive’s annual base salary then in effect, less required deductions and withholdings; (ii) the greater of the Executive’s target performance bonus then in effect, less required deductions and withholdings, or the Executive’s performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings; and (iii) provided that the Executive timely elects continued coverage under COBRA, the COBRA benefit for a period of up to 24 months.

4.4.4 Parachute Payment. If any payment or benefit Executive would receive pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within 15 calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

4.4.5 Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release and Waiver, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release and Waiver, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

4.5 Definitions.

4.5.1 Cause. For purposes of this Agreement, “Cause” means that, in the reasonable determination of the Company, the Executive has:

(i) been indicted for or convicted of or pleaded guilty or no contest to any felony or crime involving dishonesty that is likely to inflict or has inflicted demonstrable and material injury on the business of the Company;

(ii) participated in any fraud against the Company;

(iii) willfully and materially breached a Company policy;

(iv) intentionally damaged any property of the Company thereby causing demonstrable and material injury to the business of the Company; or

(v) engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve.

Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (iii) above unless the conduct described in such clause has not been cured within 15 days following the Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

4.5.2 Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i) an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or such surviving entity immediately outstanding after the Transaction, or, in the case of an Ownership Change Event the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(ii) the liquidation or dissolution of the Company.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities in the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. The Board may also, but need not, specify that other transactions or events constitute a Change in Control.

4.5.3 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:

(i) a material reduction (20% or more) by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time;

(ii) a material reduction by the Company of the Executive’s management responsibilities;

(iii) a material breach of this Agreement by the Company;

provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 15 days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first 15 days after expiration of the Cure Period.

4.5.4 Ownership Change Event. For purposes of this Agreement, “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

5. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

6. CHOICE OF LAW.

This Agreement is made in California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware.

7. INTEGRATION.

This Agreement, including Exhibit A, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties, including, without limitation that certain Management Retention Agreement, dated as of October 15, 2012. To the extent this Agreement conflicts with the terms of the Company’s employee handbook, governing polices, or bylaws, this Agreement controls.

8. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

9. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

10. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

11. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12. REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

13. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

14. ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the Executive’s employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees, including the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15. TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

16. ADVERTISING WAIVER.

The Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution during the term of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

A.P. PHARMA, INC.

/s/ Kevin C. Tang
Kevin C. Tang Chairman

Dated:

EXECUTIVE:

/s/ Robert Rosen
ROBERT ROSEN

Dated: 5/1/2013

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED AT TIME OF TERMINATION WITHOUT CAUSE OR

RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in Section 4.4 of the Executive Employment Agreement dated May 1, 2013, to which this form is attached, I, ROBERT ROSEN hereby furnish A.P. PHARMA, INC. (the “Company”), with the following release and waiver (the “Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired (the “Effective Date”).

I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
ROBERT ROSEN

Schedule A

Robert Rosen

Option Vesting Summary

5/1/2013

	Number of Options	Exercise Price	Grant Date	Vesting Period (Months)		Grant Date to 5/1/13 (Months)	% Considered Vested on 5/1/13	Options Considered Vested
	1,000,000	$0.66	7/30/2012	36		9.04	25%	251,142
	500,000	$0.66	7/30/2012	12		9.04	75%	376,712
	8,555,556	$0.62	10/15/2012	41	[1]	6.51	16%	1,358,370
	1,444,444	$0.62	10/15/2012	18	[2]	6.51	36%	522,374
	350,000	$0.75	2/8/2013	48		2.70	6%	19,658

Total	11,850,000						21%	2,528,256

1 - 2,500,000 Options vest at month 12, with the remainder vesting monthly from months 13 through 41

2 - Options vest at month 18